Penton Media, Inc.
First Quarter 2006
Financial and Operating Highlights

Quarter Ending March 31,
(in thousands)
	2006	2005	$ Change	% Change
Revenues	$54,317	$53,331	$986	1.8%
Net Income	$5,459	$1,813	$3,646	201.1%
Net Income (Loss) Applicable to Common Stockholders	$3,441	$(10)	$3,451	n/m
Adjusted EBITDA*	$17,234	$15,510	$1,724	11.1%
Adjusted EBITDA Margin	31.7%	29.1%

*Reconciliation of net income to Adjusted EBITDA follows in this document.

Q1 Financial and Strategic Highlights

•	Revenues increased 1.8% over Q1 2005 to $54.3m in spite of a shift in timing of three conferences from Q1 2005 to Q2 2006.

•	Net income up over 200% to $5.5m. Q1 2005 net income included a gain of $1.6m from the buyback of bonds and a loss of $2.8m from discontinued operations.

•	Adjusted EBITDA increased 11.1% to $17.2m. EBITDA margin improves to 31.7%, an increase over same prior year period of 2.6 percentage points.

•	Company continues to pursue strategic acquisitions as it acquired WeldingWeb.com in Q1 2006 and announced the purchase of HVAC-Talk.com in April 2006, our fourth acquisition in the last 10 months.

Q1 Revenues by Product Line

•	Publishing – Revenues declined 2.7% to $31.8m from $32.7m. Declines in print media continue to be isolated to titles serving the manufacturing, government and electronics markets.

•	Events – Revenues increased 5.3% to $17.4m from $16.5m. Events were impacted by quarter-over-quarter improvement from our Expo West event, offset by the timing shift of three conferences from Q1 2005 to Q2 2006.

•	Online – Revenues increased 24.1% to $5.1m from $4.1m.

•	Company websites generating on average 14 million page views and over 3.8 million unique visitors per month.

•	Produced 76 web seminars in Q1 2006, an increase of 49% over same prior year period as web seminar revenues grew 12%.

•	E-Newsletter revenues increased 40% over same prior year period.

Reporting Segment Overview

•	Industry

•	Revenues up 0.6% to $17.5m.

•	Online revenues up 44% over same prior year period.

•	Construction group revenues up 23%.

•	Completed acquisition of WeldingWeb.com.

•	Technology

•	Revenues down 7% due to timing of events.

•	Online revenues up 20% over same prior year period.

•	IT Media group revenues decreased 12% due to timing of two conferences.

•	Windows IT Pro group revenues grew 16% over Q1 2005 helped by better print performance and integration of MSD2D acquisition.

•	Electronics group online revenues up 46%.

•	Lifestyle

•	Revenues grew nearly 12% over Q1 2005.

•	Company’s largest event, Expo West grew in attendees and exhibitors. Listed as one of the Top 100 events in the U.S., it catered to over 43,000 industry attendees, up 17% over last year. Combined events held in Anaheim, CA produced nearly 300,000 sq. feet of booth space, a 15% gain over last year and the number of exhibitors up 17%.

•	Launched Kosher World and World Ethnic Food events in conjunction with Expo West.

•	New Product Launch Pad website introduced as the Natural Products industry’s source to find out about new products.

•	Online revenues grew 70% over Q1 2005 as website page views increased nearly 70% and unique visitors increased 34%.

•	Retail

•	Revenues decreased 4.1% due to timing of events.

•	Online revenues up 29% over same prior year period.

•	Foodservice group launched Healthy Customer Healthy Profit conference.

•	Lodging Hospitality group revenues up 6%.

•	Convenience Store Decisions group showing 12% growth in print products.

Forward-looking Statements

This document contains information relating to Penton Media, Inc. that may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the “safe harbor” created by those sections. Although Penton believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Actual results or events may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, Penton’s ability to expand its eMedia and events businesses and other factors contained in Penton’s most recent quarterly report on Form 10-Q and annual report on Form 10-K, as well as its other filings with the Securities and Exchange Commission.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA*
(in thousands)

	Three Months Ended
	March 31,
	2006	2005
Net income	$5,459	$1,813
Interest expense	9,670	9,883
Provision for income taxes	674	778
Depreciation and amortization	1,455	1,767

EBITDA	17,258	14,241

Loan and Security Agreement adjustments:
Restructuring and other charges (credits), net	(10)	66
Interest income	(20)	(30)
Discontinued operations, net of taxes	—	2,800
Gain on extinguishment of debt	—	(1,589)
Other miscellaneous, net	6	22

Adjusted EBITDA*	$17,234	$15,510

*Adjusted EBITDA, which we define as net income (loss) before interest, taxes, depreciation and amortization, non-cash compensation, restructuring and other charges (credits), executive separation costs, discontinued operations, and other non-operating items, is a non-GAAP financial measure that is presented not as a measure of operating results, but rather as a measure of our ability to service debt. It should not be construed as an alternative to either income/loss before income taxes, or cash flows from operating activities.

Management believes that the presentation of Adjusted EBITDA will provide investors with information needed to assess our ability to continue to have access to funds as necessary. The table above presents a reconciliation of net income to EBITDA and Adjusted EBITDA. Other companies may calculate similarly titled measures differently than we do.